Exhibit 99.1

Prudential Financial elects Kathleen Murphy to Board of Directors

September 7, 2023

NEWARK, N.J. – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) announced today that Kathleen Murphy has been elected to the Board of Directors as an independent director, effective September 11, 2023.

Murphy brings to Prudential her extensive experience in the financial services and wealth management sectors, most notably at Fidelity Investments, where she recently retired. She was president of Fidelity’s Personal Investing business from 2009 to 2021. During this time, she led the strategic expansion of the business, resulting in growth in client assets from $850 billion to $4.4 trillion, as well as its digital transformation. Murphy also led Fidelity’s life insurance and annuities business, workplace savings business for tax-exempt organizations and firm-wide brand, advertising, artificial intelligence and digital design programs. She served as a senior adviser to the CEO before fully retiring.

“Kathleen is a seasoned business leader with an extensive track record for driving growth and building new business capabilities. Her experience and perspective will be invaluable in guiding Prudential to become a global leader in expanding access to investing, insurance, and retirement,” said Gil Casellas, director and chair of the board’s Corporate Governance and Business Ethics Committee. “We are excited to welcome Kathleen to the Prudential board and look forward to working closely with her.”

Prior to joining Fidelity, Murphy was CEO of ING U.S. Wealth Management, leading its defined contribution, defined benefit, retirement solutions, annuities and ING Advisors Network businesses. She began her career at Aetna, where she held various legal and government affairs roles, including general counsel and chief compliance officer of Aetna Financial Services.

Murphy brings a diverse array of prior board experience to Prudential, including board positions at the Financial Industry Regulatory Authority, the Markle Foundation and the National Football Foundation. She holds a JD from the University of Connecticut and a bachelor’s degree in economics and political science from Fairfield University.

About Prudential Financial, Inc.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.4 trillion in assets under management as of June 30, 2023, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

Media Contact: YeaJin Lee, yeajin.lee@prudential.com